EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

July 9, 2009

10:00 am CT

Operator: Good morning and welcome, ladies and gentlemen, to the Helen of Troy First Quarter conference call for Fiscal Year 2010.

At this time, I’d like to inform you that all participants are in a listen only model. At the request of the company, we will open the conference for questions and answers at the end of the presentation.

Our speakers for this morning’s call are Gerald Rubin, Chairman, Chief Executive Office and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

At this time, I’d like to turn the call over to Robert Spear. Please go ahead, sir.

Robert Spear: Thank you. Good morning everyone and welcome to Helen of Troy’s First Quarter Financial Results conference call for Fiscal Year 2010. The agenda for this morning’s conference call will be as follows.

We will have a brief forward-looking statement review followed by Mr. Rubin who will discuss our first quarter earnings release and related results of operations for Helen of Troy followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally, we’ll open it up for questions and answers or those of you with any further questions.

Safe Harbor. This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events for financial performance.

A number of risks or uncertainties could cause actual results to differ materially from historical anticipated results. Generally the words anticipate, believe, expect and other similar words identify forward-looking statements.

Forward-looking statements are subject to risks that could cause such statements to differ materially from actual. This conference call may also include information that may be considered non-GAAP financial information.

These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP based measures. The release can be accessed by selecting the Investor Relations tab on our home page and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin: Thank you, Bob and good morning everybody. Helen of Troy today reported the first quarter sales and earnings for the quarter ended May 31, 2009.

First quarter sales were 144 million versus sales of 145 million in the same period of the prior year, a decline of .8%. First quarter net earnings were 14,509,000 or 47 cents for fully diluted share compared with 5,558,000 or 18 cents per fully diluted share, for the same period in the prior year, an increase of 161%.

First quarter net earnings for the prior year included the following significant items net of their related income tax benefit or expense. There was a non-cash impairment charge of 7.6 million or 25 cents per fully diluted share related to the write down of certain intangible assets, a bad debt charge for uncollectable accounts receivable of 2.5 million or eight cents per fully diluted share related to a significant customer bankruptcy filing and gains on casualty insurance of 2.6 million or nine cents per fully diluted share.

Net earnings in the first quarter were 14,509,000 or 47 cents per fully diluted share, versus earnings without all the significant items in the prior first quarter of $13 million, or 42 cents per fully diluted share, an increase of 11.2%.

First quarter sales in the Houseware segment increased 11% to 42 million 688 thousand compared to 38 million 472 thousand for the same period last year reflecting continued strength in our OXO brands worldwide.

Sales in the Personal Care segment decreased 5% to $101 million in the first quarter compared to 106,531,000 for the same period last year primarily reflecting the continuing difficult retail environment and the negative impact of foreign currency fluctuations.

Gross profit for the first quarter was 40.7% compared to 43.5% in the first quarter of the prior year, a decline of 2.8% due mainly to commodity prices increases that last fiscal year - from the last fiscal year that continue to cycle through cost of sales and the negative impact of foreign currency fluctuations.

Gross profit margins improved by 2% compared to the quarter ended February 28, 2009 primarily reflecting the favorable margin impact of the Infusium 23 acquisition.

We continue to execute extremely well in our market segments. We are very pleased that selling, general and administrative expenses for the first quarter declined to $39 million or 27.3% of sales versus 45,595,000, or 31.4% of sales, for the first quarter of the prior year; an improvement of 4.1 percentage point.

Operating income before impairment charge in the first quarter increased to 19,187,000 dollars versus 17,426,000 in of the prior first quarter, an increase of 10.1%.

EBITDA, the earnings before interest, taxes, depreciation and amortization before share based compensation and significant items was 23,411,000 dollars for the first quarter versus 22,311,000 for the first quarter of the prior year, an increase of 4.9%.

And as of May 31, 2009, Helen of Troy’s balance sheet remains strong with cash, cash equivalents and trading securities of $50 million and shareholder equity of 521,000,722. The book value of the common shares of Helen of Troy stock as of May 31, 2009 was approximately $17.06 per fully diluted share.

We are - we are firmly committed to executing our strategic plan for fiscal 2010. The economic environment remains challenging. As a leader in our product categories to our retail partners, we believe we are poised to effectively react to changes in the marketplace as they occur. We stand ready to take advantage of improvements in the future retail environment.

I would now like to turn over this conference call to Tom Benson, our CFO, who will give us a financial review.

Thomas Benson: Thank you, Jerry and good morning everyone. In the first quarter, we experienced a year-over-year sales decline of .8% reflecting the impact of foreign currency fluctuations and a difficult macroeconomic conditions on consumer demand, offset somewhat by sales from the Ogilvie and Infusium 23 acquisitions.

Gross profit margins declined by 2.8 percentage points year over year as a result of foreign currency fluctuations and the impact of commodity prices that peaked in fiscal 2009 but continue to cycle through our inventory.

Selling, general administrative expenses as a percentage of sales improved by 4.1 percentage points year-over-year. First quarter net earnings were 14.5 million or 47 cents per fully diluted share compared to 5.6 million or 18 cents per fully diluted share for the same period last year.

Excluding an after-tax charge to bad debt expense, insurance gains and impairment charges recorded in the first quarter of fiscal 2009, first quarter net earnings improved by 1.5 million or five cents per fully diluted share year-over-year.

Please refer to the supplemental schedule to the press release for a reconciliation of non-GAAP earnings. On March 31, 2009, we completed the acquisition of the Infusium 23 business from the Procter & Gamble Company for a purchase price of 60 million funded out of cash on hand.

We began earning royalty income from the OXO brand licensing agreements with Staples, the largest - the worlds largest office product company, and UCB, a global pharmaceutical leader.

First quarter net sales decreased .8% year-over-year. Net sales in the first quarter of fiscal 2010 were 143.9 million compared to 145 million in the prior year quarter. This is a dollar decrease of 1.1 million or .8%.

The net sales decline reflected the impact of the strengthening of the U.S. dollar against other currencies in which we transact sales, which resulted in a decreased reported U.S. dollar sales of 4.4 million, or 3%, when compared to the same period last year. Also, the deteriorating global economic conditions on the retail environment impacted our sales.

The decrease was partially offset by the Ogilvie and Infusium 23 acquisitions on March 10, 2008, I’m sorry, on October 10, 2008 and March 31, 2009, respectively, which contributed 1.9 million and six million respectively to net sales for the quarter.

Operating income before impairment increased by 10.1% in dollar terms year-over-year. Operating income before impairment in the first quarter of fiscal 2010 was 19.2 million, or 13.3% of net sales, compared to 17.4 million, or 12% of net sales, in the prior year quarter. This is a $1.8 million increase or 10.1% increase.

The increase in operating income before impairment reflects the impact of improvements in selling, general administrative expense, partially offset by lower net sales and gross profit margin.

First quarter net earnings increased by nine million to 14.5 million. Net earnings for the first quarter of fiscal 2010 was 14.5 million, which is 10.1% of net sales, compared to 5.6 million, or 3.8% of net sales, in the prior year first quarter. This is an increase of $9 million or 161% increase.

The comparison of the first quarter to the same period last year is impacted by significant items that we do not expect to occur in the normal course of business, as detailed in the supplemental schedules to the press release.

In the first quarter of fiscal 2009, we recorded an after-tax bad debt expense of 2.5 million associated with the bankruptcy of Linens N Things retail chain.

We also had gains in casualty insurance settlements of 2.6 million net of tax and a non-cash after-tax impairment charge of 7.6 million related to the write-down of certain intangible assets in our Personal Care segment.

Net earnings without significant items in the first quarter of fiscal 2010 was 14.5, million or 10.1% of net sales, compared to 13 million, or 9% of net sales, in the prior year first quarter. This is an increase of $1.5 million or 11.2%.

First quarter diluted earnings per share was 47 cents for the first quarter of fiscal 2010 compared to 18 cents for the first quarter of fiscal 2009. This is an increase of 29 cents or 161.1%.

Excluding the significant items referred to previously, diluted earnings per share was 47 cents in the first quarter of fiscal 2010 compared to 42 cents in the first quarter of fiscal 2009, an increase of five cents or 11.9%.

Now I’ll provide a more detailed review of various components of our financial performance.

Our Personal Care segment includes the following product lines. Appliances. Products in this group include hair dryers, flat irons, curling irons, thermal brushes, massagers, spa products, footbaths and electric clippers and trimmers.

Key brands in this category include Revlon, Vidal Sassoon, Bed Head, Toni&Guy, Hot Tools, Dr. Scholl’s, Sunbeam, Gold N Hop, WIGO and Healthometer.

Grooming, skin and hair care products are included in the Personal Care segment. Products in this line include liquid hair styling and treatment products, men’s fragrances, men’s deodorants, foot powder, body powder and skincare products.

Key brand include Brut, Sea Breeze, Skin Milk, Ammens, Vitalis, Condition 3-in-1, Final Net, Vitapointe, Ogilvie and the recent acquired Infusium 23.

Brushes and accessories are also included in the Personal Care segment. Key brands include Revlon, Vidal Sassoon, Bed Head, dcnl and Karina.

Personal Care net sales were 101.2 million in the first quarter of fiscal 2010 compared to 106.5 million in the first quarter of fiscal 2009. This is a decrease of $5.3 million or 5%.

The principal factors contributing to a decrease in sales were the continued deterioration of global macroeconomic conditions and the strengthening of the U.S. dollar against other commodities in which we transact sales which reduced consolidated sales by 4.4 million year over year most of which impacts the Personal Care segment.

The decrease in sales was partially offset by sales of 7.9 million in the quarter associated with the Ogilvie and Infusium 23 acquisitions.

Our Housewares segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbeque, barware, garden, automotive, storage and organization.

Brands that we sell include OXO Good Grips, OXO Steel, OXO SoftWorks and Candela. The Housewares segment’s net sales were 42.7 million in the first quarter of 2010 compared to 38.5 million in the first quarter of fiscal 2009. This represents an increase of $4.2 million or 11%.

Sales growth was driven by new products and line extensions particularly our Good Grips POP line of modular food storage containers and growth with existing customer accounts as well as customer price increases and improvements in product mix.

Consolidated gross profit in the first quarter was 58.5 million,  which is 40.7% of net sales, compared to 63 million, or 43.5% of net sales, in the prior year first quarter. This is a decrease in dollar terms of $4.5 million or 7.2%.

Gross profit margin as a percentage of sales decreased 2.8 percentage points. Decline in gross profit is due to a reduction in net sales caused by the fluctuation in foreign currency rates while cost of sales were not significantly impacted because we purchased the majority of our inventory in U.S. dollars and the impact of commodity cost increases from the Far East last year that are still cycling through our inventory.

First quarter selling, general administrative expense was 39.3 million, which is 27.3% of net sales, compared to 45.6 million, or 31.4% of net sales, in the first quarter of the prior year. This is a decrease in dollar terms of 6.3 million, which is a 13.8% decrease in dollar terms.

SG&A as a percentage of sales decreased 4.1 percentage points. The improvement in SG&A as a percentage of sales is due to lower bad debt expense, foreign currency re-measurement gains, a decrease in sales commissions and outbound transportation costs, lower other general administrative expenses as a result of our cost reduction initiatives, and lower selling expenses, partially offset by the impact of insurance settlement gains recorded in first quarter of last year.

Interest expense for the first quarter of fiscal 2010 and fiscal 2009 was 3.5 million or 2.4% of net sales. Income tax expense for the first quarter of fiscal 2010 was $1.7 million compared to 1.6 million in the first quarter of fiscal 2009.

First quarter income tax expense was 10.3% of pre-tax earnings compared a 22% effective tax rate in the same quarter last year. The key reason for a higher tax rate in the first quarter of fiscal 2009 was due to the impairment charges of 7.8 million for which the tax benefit was only $155,000.

As some of you know, President Obama is proposing new international tax legislation and has announced his intention to support other proposals such as Stop Tax Haven Abuse Act proposed by Senator Levin and Congressman Doggett.

Similar legislation has been proposed on the past and we are actively monitoring the potential impacts of the proposals individually and in the aggregate in developing our strategy.

It is too early to determine the potential impact in the company, if any, as there are many moving parts and the definitive direction is not evident at this point.

I will now discuss our financial position. Our cash, cash equivalents and trading security balance was 50.1 million at May 31, 2009 compared to 50.3 million at May 31, 2008. We had no borrowings on our $50 million revolving line of credit.

Our long term investment balance was 19.3 million at May 31, 2009 compared to 47.1 million at May 31, 2008. On January 29, 2009, we repaid in full our - I’m sorry, on June 29, 2009- we repaid in full our 75 million five year senior notes with a combination of 49 million in cash on hand and a draw of 26 million against our revolving line of credit.

Accounts receivable were 105.2 million at May 31, 2009 compared to 114.6 million at May 31, 2008. Accounts receivable turnover improved to 68.4 days at May 31, 2009 from 68.5 days at May 31, 2008.

Inventories at May 31, 2009 were 168.3 million compared to 149.7 million at May 31, 2008. Inventory turnover declined slightly to 2.2 times at May 31, 2009 compared to 2.4 times at May 31, 2008.

Current inventory levels are higher than normal due to lower sales in the third and fourth quarters of fiscal 2009. And it’ll take a few quarters to get back to more desired levels due to our long sourcing lead-time.

Shareholders’ equity decreased 52.7 million to 521.7 million at May 31, 2009 compared to 574.4 million at May 31, 2008, mostly due to the after-tax impairment charges of 99.1 million recorded in the fourth quarter of fiscal 2009.

During first quarter fiscal 2010, we purchased and retired 47,648 common shares. In addition to open market purchases, a key employee tendered 762,519 common shares as payment for the exercise price and related tax obligations arising from the exercise of options.

I will now turn it over to Jerry to open it up for questions.

Gerald Rubin: Thank you, Tom. Operator we’d like to now open up the conference call to questions.

Operator: Thank you sir. Our question and answer session will begin. If you’re using a speakerphone, please pick up the handset before pressing any numbers. If you have a question, please press star 1 on your telephone keypad. If you wish to withdraw any question at any time, please press star 2. Your questions will be taken in the order they are received. Please state your name and your question when your name is called. Again that’s star 1 at this time.

We’ll first go to Gary Giblen.

Gary Giblen: Hi. Good morning Jerry.

Gerald Rubin: Good morning Gary.

Gary Giblen: Do you think that the order patterns in general on the kitchenware, sort of the Houseware side are getting better or just stabilizing?

Gerald Rubin: Well on the kitchen side, as you just heard, our sales are up 11% and business seems to be very, very strong. They had a good June just as all of the divisions had actually a good June.

So the OXO brand is very, very strong. And the retailers are showing increases in the sales even though we lost the major account of Linens N Things this past year.

So not only did we make up the loss of those sales, but we’ve had increases from the other customers.

Gary Giblen: Okay. Great and then on private label, you know, it had risen against your products a few quarters ago and then it receded so what’s the status of it now? Is it on the increase?

Gerald Rubin: Well actually I think I reported last year, you know, we were hurt by some companies that did try to go private label. But it’s interesting to note that we did pick up some of that business just recently as branded merchandise. And so you’re going to see that flow through.

Private label brand in the appliance business is not as significant as you may think. There are a few retailers that do do it. Those that do do it have not increased. Those that tried it out, some of them have failed and have gone back to branded merchandise. So I don’t think that’s going to be an issue in the future of private label hurting our sales.

Gary Giblen: Okay. Just the reason I brought it forward from the last call is that I mean Wal-Mart continues to be vocal about increasing their emphasis on private label and you can see them introducing more knocks offs - I mean on the personal care side. But you’re saying it’s not affecting your sales either houseware side or personal care side. I mean, you know, you’re not seeing more Wal-Mart copycatting.

Gerald Rubin: Well, you mentioned Wal-Mart so I’ll answer that. Wal-Mart to date does not have one single product in private label in their personal care area. So that’s not a concern. They did have and they’ve gone back to national brands.

Gary Giblen: Okay. So that’s still the trend. Okay. That is excellent. Thanks Jerry.

Operator: Let’s move on to Doug Lane.

Doug Lane: Good morning everybody. Hey, can you talk about the license agreements at Staples and UCB? Does that come through the TP&L in the revenue line in the OXO Housewares segment? And how big do you see those particular opportunities?

Gerald Rubin: Well, on the licensing there was nothing in the last quarter that we booked for licensing fees from UCB and from Staples. You will start seeing that because they are, you know, they are selling the product now and I know in the UCB product it’ll be starting in June.

You know, we are the licensee, you know, for the UCB group and I don’t know if I mentioned this last time. It’s for delivery system for their new (Cimzia). It’s rheumatoid arthritis drug. And they do pay us a royalty, which I can’t disclose. But we believe that the license for both of these will be in the millions.

Doug Lane: And that comes through, Tom. That’ll come through revenues of 100% margin or does it come in below the operating line?

Thomas Benson: Doug, this is Tom Benson. It’ll be recorded up in the revenue area. We do have some cost associated with it. We spent time and effort helping with the designs and other expenses. But they’re not large compared to the revenue.

We’ve been working on this a couple of years so we’ve incurred expenses over a period of time to help get this going. The sales of the - both of these products started in May. So in the quarter we had a very small amount of revenue was not meaningful at all. So the first quarter that will really have, you know, a full quarter’s worth of revenue will be in our second quarter.

And, you know, both of them are just starting off. So, you know, we’re hoping they continue to grow and are very successful. So we don’t really know exactly what they’re going to end up at.

Gerald Rubin: Well, we’ve had preliminary numbers but - Doug just so you know, this is a license agreement with both of these. We don’t report their sales on our books. They report them on their books. We only receive a license fee. So I wanted you to know that if...

Doug Lane: Right.

Gerald Rubin:...you didn’t know.

Doug Lane: Okay. I understand. And on the Personal Care side, Jerry can you maybe talk about the one or two areas that are doing particularly well and then one or two that are doing particularly poorly just for some color there? And how do you - how do you view your market shares in that category?

Gerald Rubin: Well, you know, our business in our Idelle Labs Division which has all our liquid products is increasing. Not only is the core business increasing but the addition of the Ogilvie and the Infusium 23 has added increased sales.

We did not report Infusium 23 sales for the whole quarter because we only owned it for two months out of the - out of the three months. So that’s going to increase in the next quarter. So they’re doing very well on their base business also.

I think the general weakness that we - that we do have is really in our European and South American markets. And it’s really due to the weak economy that they have there and to the adverse foreign exchange rate impact.

I think Tom told you that, you know, that it would have been $4.4 million better had we not had the exchange rate loss. And so hopefully that’s going to stabilize and we won’t have those losses anymore. But we did - we have taken a big hit this year based on what the exchange rates were in those foreign countries.

Also I think our gross profit percentage should start increasing as we see the lower prices that we’re getting on product to start cycling through the - through the inventory.

And the Ogilvie brand and Infusium 23 that we talked about last time should help increase the gross profit percentages because those percentages follow their sales, their percentage is larger than our regular business. So those are two very, very positive things that are happening.

Doug Lane: Okay. And can we talk a little bit about the Personal Care appliance business that retail. Is your business down there organically and how is it relative to your retail market?

Gerald Rubin: Actually that’s the part of the business that’s soft. I think it’s nationwide. Even with our competitors, I think it’s basically the same. We have a lot of new products coming up. We have new plan-o-grams at our major retailers that have showed increases over last year.

So hopefully that’s going to all show up in the next few quarters. So even though it’s soft now, there’s a lot of positives in the Personal Care business based on, as I said, the plan-o-grams on our new products.

Doug Lane: Do you think you’re gaining shelf space there or is it pretty stable?

Gerald Rubin: I think it’s pretty stable basically. There are a few accounts that we do get a little increase but for the most part it’s stable.

Doug Lane: Okay. Thank you.

Gerald Rubin: Thanks Doug.

Operator: Gentlemen let’s move on to Rommel Dionisio.

Rommel Dionisio: Good morning. Jerry, a quick question. I know in the past you’ve talked about expanded global distribution for OXO. I wonder if you could just sort of update us on the progress of that. I know part of that’s probably masked by the negative impact of currency but could you just maybe give us an update on how that’s going?

Gerald Rubin: Well, you know, OXO does have distributors throughout the world. The areas that we have taken over and have our own offices are Japan and the U.K. We’ve taken over those operations also. And we are going to start selling product under the OXO brand in France also through our office there.

And we’re looking at a couple of other different areas to have our own offices. They - we currently do have distributors in those areas but when we take over, we devote more time and then we count the sales, you know, on our books rather than having distributors.

So - but that geography expansion is still going on. But as far as - as far as OXO’s going, they have about 80 to 90 new products coming out. They’re going into new categories that we’ll announce maybe in the - certainly in the next quarter that should help increase their sales.

OXO is just a terrific brand. It’s well known nationally. We wouldn’t have these licenses that we just talked about if it wasn’t for the brand equity that we do have. And we’re going into other areas and hopefully that’s going to increase the sales. It’s, you know, OXO - and I can’t, you know, say enough about OXO. It’s just a great brand.

You know, nationally you go to - you know, women all over the United States or even outside the United States, they all know OXO. They all have OXO. They all buy it. And people tell me every week, you know, how great the products are and how innovative they are. So there’s more products coming.

Rommel Dionisio: Great. Thanks Jerry. Look forward to hearing about it. Thanks.

Operator: Thank you. And a question now from Mimi Noel.

Mimi Noel: Hi Jerry. Hi Tom. A couple of questions. First can you - Tom can you comment on how OXO did in the quarter domestically?

Thomas Benson: Mimi we don’t split it up between domestic and international but I can tell you the - domestically the sales and units grew, Internationally, I know sales were down slightly and that’s because of the currency changes year over year. Units were either flat or some growth but sales dollars were down internationally.

Mimi Noel: Okay. I was more trying to get a fix on the domestic picture anyway and if it were still in...

Thomas Benson: Yeah.

Mimi Noel:...positive territory and it sounds like it is.

Thomas Benson: Yeah. Overall it’s...

Mimi Noel: Okay.

Thomas Benson:...11% growth and, you know, the greatest portion of the sales are the U.S.

Mimi Noel: Okay.

Thomas Benson: We’re expanding internationally.

Mimi Noel: And wanted to ask also and Jerry maybe this is a better question for you. But within Personal Care, are you seeing a concentrated weakness in any one of your channels meaning the mass - the discount retailers versus the drugs versus grocery for example?

Gerald Rubin: No. Not really. I mean we are strong in mass and in drug. You know, department stores, for the most part we don’t sell them. So no. We haven’t noticed any difference between the drug sales and the mass sales.

Mimi Noel: Okay. Okay and Tom, two more for you. Looking at fiscal 2009, in which quarter did commodity costs peak?

Thomas Benson: I’d say between the third and fourth quarter and, you know, we had been working with our suppliers and we are getting some price changes but our order lead time is a long lead time and - to get the product in. So we really haven’t enjoyed any changes in prices yet in our inventory.

Mimi Noel: Okay. And Jerry, I think in the past you’ve always been committed to fulfillment and that being the case you wanted to maintain these long lead times. Is that still the case or in light of raw material cost fluctuations, are you thinking about shrinking that lead-time at all?

Gerald Rubin: Probably, you know, not. We have an order cycle that we order so many months out and that’ll still continue. You know, as prices drop, we’ll just take advantage of that. But, you know, we can’t anticipate what the future is six months from now. So we do - we basically just buy as we need it but our lead times are longer because the products come from Asia.

Mimi Noel: And there’s no way for you to shorten that lead-time?

Gerald Rubin: Well, we’re working on it.

Mimi Noel: Okay.

Gerald Rubin: There’s sometimes good times and bad times of how much inventory you have. You know, you don’t know if commodity prices are going to go back up. Is oil going back up? Is copper going back up? So, you know, we just play it basically month-by-month.

Mimi Noel: Okay. And then the last question I had there for Tom on the balance sheet. As you’re flush with cash at year-end, can it be assumed that the priority free cash flow will be to pay down that revolver?

Thomas Benson: Well, at the quarter end, as we indicated, we have close to $50 million of cash. And then on June 29 we had a $75 million five-year note that was due. So we used our cash and we have some borrowings on our revolver. As we continue to generate the cash, we will pay the revolver back.

Mimi Noel: Okay.

Thomas Benson: I mean that’s a $50 facility and we can borrow and pay back as the business needs it.

Mimi Noel: Okay, $50 million. All right. That’s all I have. Thank you very much.

Gerald Rubin: Okay. Mimi I just wanted to...

Mimi Noel: Yeah.

Gerald Rubin:...mention something about cash flow because you brought it up.

Mimi Noel: Sure.

Gerald Rubin: Something that we don’t bring up at every quarterly call is that how strong the cash flow is from Helen of Troy. Just in the last few months, we bought the Infusium 23. We paid $60 million. That was our money. We didn’t borrow anything. We just paid $50 million on our debt. You know, we still have a strong balance sheet. We’re accruing cash basically every month. And that’s something that we sometimes don’t talk about the positive of how strong the cash flow is from Helen of Troy.

Mimi Noel: Okay. Well thanks for the reminder. Thank you, Jerry. Thank you, Tom.

Gerald Rubin: Thanks Mimi.

Operator: And one more reminder to the phone audience, press star 1 for any other questions.

We have no further questions at this time. I’d like to turn the conference back to Gerald Rubin for completing remarks.

Gerald Rubin: Okay. Thank you all for listening in and participating in our conference call. And we, you know, look forward to having you all listen in and interact with us in the next conference call. Thank you again.

Operator: Ladies and gentlemen, if you wish to access the replay for today’s conference, you can do so by dialing 438882031112 with replay pass code 4844489.

This does conclude our conference for today. Thank you for participating. Have a nice day. You may now disconnect.

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